EXHIBIT 10.3
CENDANT CORPORATION
1999 NON-EMPLOYEE DIRECTORS
DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED AS OF JANUARY 22, 2005

1.
Purpose. The purpose of the Cendant Corporation 1999 Non-Employee Directors Deferred Compensation Plan (the "Plan") is to align the interests of non-employee directors of Cendant Corporation (“Cendant”) with the interests of Cendant stockholders by requiring and/or permitting such directors to defer certain of their fees received for providing services to Cendant in the form of Cendant stock equivalents.

2.
Eligibility. Directors of Cendant who are not also employees of Cendant (“Directors”) are (i) with respect to elective deferrals, eligible to participate in the Plan (subject to their irrevocable election to defer receipt of eligible compensation) and (ii) with respect to required deferrals, required to participate in the Plan.

3.
Administration. The Plan will be administered by the Compensation Committee of the Board of Directors of Cendant, or such other committee of the Board of Directors designated by the Board of Directors from time to time (the “Committee”).

4.
Deferral of Compensation. Subject to such rules, regulations and procedures that Cendant may establish from time to time, and subject to the execution by a Director of a valid deferral election, Directors may elect to defer all, but not less than all, of their annual retainer fees, as well as such other fees and payments determined by the Board of Directors or the Committee to be either mandatory or eligible for deferral from time to time (collectively, “Fees”) into the Plan. All Fees deferred into the Plan will be converted into a number of Cendant Share Units. The number of Cendant Share Units allocated to a Director's account will equal the amount of Fees deferred into the Plan as of any given date (an “Allocation Date”), divided by the fair market value of Cendant common stock, par value $0.01 per share (“Cendant Stock”) as of the Allocation Date. For purposes of the Plan, fair market value shall equal the closing price per share of Cendant Stock as of the applicable Allocation Date, or such other reasonable formula determined by the Committee. An Allocation Date will occur on each date upon which any Director would otherwise become entitled to receive all or any portion of any Fee, or as otherwise determined by the Committee. Each Cendant Share Unit will be the equivalent of one share of Cendant Stock.

5.
Election. With respect to elective deferrals, in order to participate in the Plan, a Director must complete a deferral election in such form, and at such time, as determined by Cendant in its sole discretion, but in accordance with IRS regulations applicable to the deferral of income. Once an election is made, it may not be revoked; provided, however, that a Director may, no later than sixty (60) days prior to the beginning of any calendar year, revoke an election to the extent applicable to such calendar year. No deferral election form is required with respect to Fees which are required to be deferred into the Plan.

6.
Dividends. Additional Cendant Share Units will be credited to a Director’s account in respect of cash dividends and/or special dividends and distributions, if any, on Cendant Stock, based on the number of Cendant Share Units credited to such Director’s account as of the record date for such dividend or distribution. Such additional units shall be credited on the next Allocation Date following the payment date for such dividend or distribution. The number of Cendant Share Units to be so credited shall be equal to the quotient obtained by dividing (A) the product of (i) the number of Cendant Share Units credited to such account on the dividend or distribution record date and (ii) the dividend (or distribution value as determined by the Committee in its sole discretion) per share of Cendant Stock, by (B) the closing price of a share of Cendant Stock as of such dividend payment date or distribution date.

7.
Adjustments. If at any time the number of shares of Cendant Stock is increased or decreased as the result of any stock dividend or distribution, stock split, combination or reclassification of shares or any similar transaction, the number of Cendant Share Units in a Director’s account will be equitably adjusted, as determined by the Committee in its sole discretion, to the extent necessary to preserve, but not increase, the value of each Director’s account.

8.	Vesting. Each Director will be fully and immediately vested in his or her account under the Plan.

9.
Distribution of Deferred Compensation. Each Director (or his or her beneficiary) will receive a distribution of his or her account (including units deferred prior to the date of any amendment to the Plan), in the form of shares of Cendant Stock, on the date which is seven months immediately following the date upon which such Director is no longer a member of Cendant’s Board of Directors for any reason. Distributions shall not occur prior to or following such date under any circumstances. The number of shares of Cendant Stock payable to a Director upon distribution will equal the number of Cendant Share Units held in such Director’s account as of the date of such distribution.

10.
Authorized Shares. Subject to the approval of the stockholders of the Cendant, a total of 500,000 shares of Cendant Stock shall be authorized and available to be issued under the Plan. In the absence of such approval, a total of 80,000 shares of Cendant Stock shall be authorized and available to be issued under the Plan.

11.
Successors in Interest. The obligations of Cendant under the Plan shall be binding upon any successor or successors of Cendant, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to Cendant shall be deemed to include any such successor or successors. The right of Directors or that of any other person, to the payment of deferred compensation or other benefits under this Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

this Plan may not be assigned, transferred, pledged or encumbered except by will or by the laws of descent and distribution.

12.
Miscellaneous. A Director shall have only the interest of an unsecured general creditor of Cendant in respect of Cendant Share Units allocated to his or her account. All amounts deferred under the Plan shall remain the sole property of Cendant, subject to the claims of its general creditors and available for Cendant’s use until actually distributed to the Director. With respect to amounts deferred under the Plan, the obligation of Cendant hereunder is purely contractual and shall not be funded or secured in any way. The Committee shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions thereof. The distribution of deferred amounts under the Plan to Directors shall be subject to applicable withholding taxes.

13.	Governing Laws. This Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey.

14.
Termination and Amendment of the Plan. The Board of Directors of Cendant may terminate this Plan at any time. The Board of Directors of Cendant may, without the consent of any Director or beneficiary, amend the Plan at any time and from time to time; provided, however, that no such amendment shall adversely affect the rights of any such Director or beneficiary with respect to amounts previously deferred under the Plan (as determined by the Committee in its sole discretion).

15.
Interpretation. Cendant intends that transactions under this Plan will be exempt under amended Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, unless otherwise determined by Cendant.